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                                                                   EXHIBIT 10.12

AUTHENTICATED-PROPRIETARY                    Contract No. 00PB-12197


                           BLOCK POWER SALES AGREEMENT

                                 EXECUTED BY THE

                         BONNEVILLE POWER ADMINISTRATION

                                       AND

                         GOLDEN NORTHWEST ALUMINUM, INC.

                                TABLE OF CONTENTS

- --------------------------------------------------------------------------------
SECTION PAGE

    1.     TERM .............................................................  2
    2.     DEFINITIONS ......................................................  2
    3.     APPLICABLE RATES .................................................  3
    4.     INDUSTRIAL FIRM POWER PRODUCT ....................................  4
    5.     CURTAILMENT AND LOAD MANAGEMENT ..................................  4
    6.     TAKE-OR-PAY MITIGATION/RELIEF FROM TAKE-OR-PAY ...................  4
    7.     SCHEDULING .......................................................  6
    8.     DELIVERY .........................................................  6
    9.     MEASUREMENT ......................................................  7
    10.    BILLING AND PAYMENT ..............................................  7
    11.    NOTICES ..........................................................  9
    12.    COST RECOVERY ....................................................  9
    13.    UNCONTROLLABLE FORCES ............................................ 10
    14.    GOVERNING LAW AND DISPUTE RESOLUTION ............................. 11
    15.    STATUTORY PROVISIONS ............................................. 12
    16.    STANDARD PROVISIONS .............................................. 13
    17.    TERMINATION ...................................................... 15
    18.    GOOD CORPORATE CITIZENSHIP CLAUSE ................................ 16
    19.    SIGNATURES ....................................................... 17

           EXHIBIT A   RATE COMMITMENTS
           EXHIBIT B   BILLING
           EXHIBIT C   POWER RATE
           EXHIBIT D   ADDITIONAL PRODUCTS, SERVICES, AND SPECIAL PROVISIONS
           EXHIBIT E   SCHEDULING

        This BLOCK POWER SALES AGREEMENT (Agreement) is executed by the UNITED STATES OF AMERICA, Department of Energy, acting by and through the BONNEVILLE POWER ADMINISTRATION (BPA), and GOLDEN NORTHWEST ALUMINUM, INC. (Golden Northwest). Golden Northwest is a Corporation organized under the laws of the State of Oregon.


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                                    RECITALS

This Agreement will replace Contract No. 95MS-94854 and Contract No. 95MS-94862.

BPA has administratively divided its organization into two business lines in order to functionally separate the administration and decisionmaking activities of BPA's power business from the administrative and decisionmaking activities of its transmission business. References in this Agreement to the Power Business Line (PBL) are solely for the purpose of establishing which BPA business line is responsible for the administration of this Agreement.

        BPA and Golden Northwest agree:

1.      TERM

        This Agreement takes effect on the date signed by the Parties (Execution
        Date). Performance by the Parties, (except for the preparatory actions for performance) shall commence on October 1, 2001, and shall continue through September 30, 2006 (Expiration Date).

2.      DEFINITIONS

        Capitalized terms in this Agreement shall have the meanings defined below, in the exhibits or in context. All other capitalized terms and acronyms are defined in BPA's applicable Wholesale Power Rate Schedule(s), including the General Rate Schedule Provisions (GRSPs).

        (a) "Amounts Taken" means an amount deemed equal to the amount of power scheduled by Golden Northwest under section 7 of this Agreement or an amount of power as measured at Points of Measurement, as appropriate.

        (b) "Contract Year" means the period that begins each October 1 and which ends the following September 30. For instance Contract Year 2002 begins October 1, 2001, and continues through September 30, 2002.

        (c) "Contracted Power" means Firm Power and Surplus Firm Power provided under this Agreement.

        (d) "Diurnal" means the division of hours of the day between Heavy Load Hours (HLH) and Light Load Hours (LLH).

        (e) "Firm Power" means electric power that PBL will make continuously available to Golden Northwest under this Agreement.

        (f) "Northwest Power Act" means the Pacific Northwest Electric Power Planning and Conservation Act of 1980, P.L. 96-501.

        (g)     "Party" or "Parties" means PBL and/or Golden Northwest.


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        (h)     "Planned Maintenance Outage" means a reduction in Total Plant
                Load due to periodic or routine plant maintenance that is typical for Golden Northwest's industry. Planned Maintenance Outages shall not exceed 10 days per year, unless otherwise agreed to by BPA.

        (i) "Points of Measurement" means the interconnection points between BPA, Golden Northwest and other control areas, as applicable. Electric power amounts are established at these points based on metered amounts or scheduled amounts, as appropriate.

        (j) "Point of Receipt" means the points of interconnection on the transmission provider's transmission system where Contracted Power will be made available to Golden Northwest's transmission provider by PBL.

        (k) "Power Business Line" or "PBL" means that portion of the BPA organization or its successor that is responsible for the management and sale of BPA's Federal power.

        (l) "Region" means the definition established for "Region" in the Northwest Power Act.

        (m) "Total Plant Load" means all electric power consumption including electric system losses, at Golden Northwest's production facilities as measured at Points of Measurement. No distinction is made between load that is served with Contracted Power and load that is served with electric power from other sources.

        (n) "Transmission Business Line" or "TBL" means that portion of the BPA organization or its successor that is responsible for the management and sale of transmission service on the Federal Columbia River Transmission System (FCRTS).

3.      APPLICABLE RATES

        (a) Purchases under this Agreement may be subject to more than one rate schedule. The Industrial Firm Power (IP-02) and the Firm Power Products and Services (FPS) rate schedules, including the GRSPs, apply to power purchases under this Agreement. Purchases under each rate schedule are established as follows:

                (1) IP-02 Rate. Section 4 of the body of this Agreement, Exhibit B (Billing), and Exhibit C, Power Rate identify Contracted Power amounts, rates and billing entitlements subject to the IP-02 Rate schedule.

                (2) FPS. Except when otherwise specified in this Agreement Exhibit D (Additional Products, Services, and Special Provisions) identifies amounts, rates and billing entitlements subject to the FPS rate schedule.


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4.      INDUSTRIAL FIRM POWER PRODUCT

        Golden Northwest shall purchase 236 megawatts (MW) each hour during the term of this Agreement.

5.      CURTAILMENT AND LOAD MANAGEMENT

        (a)     CURTAILMENT

                If Golden Northwest curtails Total Plant Load in whole or in part, then Golden Northwest may request take-or-pay mitigation for purchases under section 4 pursuant to section 6(a) below.

        (b) SHORT-TERM LOAD MANAGEMENT INTERRUPTIONS UNDER SEPARATE AGREEMENTS Nothing in this Agreement shall preclude BPA and Golden Northwest from entering into separate agreements that provide for short-term load management interruption(s) of BPA deliveries to Golden Northwest.

6.      TAKE-OR-PAY MITIGATION/RELIEF FROM TAKE-OR-PAY

        (a)     TAKE-OR-PAY MITIGATION FOR CURTAILMENTS

                If Golden Northwest chooses to curtail its purchase obligation pursuant to section 5(a) above, then the following terms and conditions shall apply:

                (1)     NOTICE OF CURTAILMENT

                        Golden Northwest shall endeavor to provide notice to BPA at least seven (7) business days in advance of a curtailment; PROVIDED, HOWEVER, that such notice shall in no event be less than three (3) business days prior to the beginning of a curtailment. Such notice shall specify the amount of power to be curtailed (Purchase Deficiency) and the duration of the curtailment. The election to curtail such power, and the amount and duration of such curtailment, may not be changed without BPA's consent.

                (2)     LIMITATION ON DAMAGES

                        Golden Northwest shall pay BPA damages for any Purchase Deficiency equal to the amount by which the reasonable market value of such Purchase Deficiency is less than the price of the applicable IP-02 Rate. Following are two options for the calculation of such damages, if any.


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                        (A)     Except for circumstances established in section
                                6(a)(2)(B) below, damages shall be calculated as follows: No later than sixty (60) business days after the end of each Contract Year, BPA shall calculate the reasonable market value of any Purchase Deficiency due to a curtailment, taking into account the differing market values for each day in any month in which there was a Purchase Deficiency during each such Contract Year. Golden Northwest shall pay BPA damages equal to the amount by which the sum of the product of the monthly purchase deficiencies and the applicable IP-02 Rate exceeds the sum of the product of the monthly purchase deficiencies, and the reasonable market value in each month. BPA is not obligated to pay Golden Northwest the difference when the reasonable market value exceeds the applicable IP-02 Rate schedule.

                        (B) BPA shall obtain a transactable quote for such power from a third-party. If Golden Northwest notifies BPA that such quote is unacceptable within 24 hours after BPA provides Golden Northwest such quote, then damages shall be calculated according to 6(a)(2)(A) above. Otherwise, such quote shall be deemed equal to the reasonable market value of such power for the purpose of calculating damages under this section 6(a)(2)(B). Further, BPA shall not be obligated to resell the Purchase Deficiency to the third-party that provided the quote and may retain the power or dispose of the power as it chooses. Golden Northwest shall pay BPA damages equal to the amount by which the sum of the product of the amount of the monthly Purchase Deficiency subject to this election and the applicable IP-02 Rate exceeds the reasonable market value established by the quote. BPA is not obligated to pay Golden Northwest the difference when the reasonable market value exceeds the applicable IP-02 Rate schedule.

        (b)     PLANNED MAINTENANCE OUTAGES

                No less than seven days prior to the beginning of a Planned Maintenance Outage Golden Northwest shall provide BPA with written notice that specifies the duration of the Planned Maintenance Outage and the amount of purchase obligation that is to be reduced. If Golden Northwest provides BPA with written notice, Golden Northwest may reschedule amounts of Contracted Power that are not received due to a Planned Maintenance Outage. Such amounts may only be rescheduled during months when the IP-02 rate is less than or equal to the rate in effect when the Planned Maintenance Outage occurred. All other provisions relating to delivery shall be as mutually agreed to by the Parties.


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7.      SCHEDULING

        All Contracted Power transactions under this Agreement shall be scheduled and implemented consistent with Exhibit E, Scheduling. The procedures for scheduling described in Exhibit E, Scheduling, are the standard utility procedures followed by BPA for power transactions between PBL and other utilities or entities in the Region that require scheduling.

8.      DELIVERY

        (a)     TRANSMISSION SERVICE FOR CONTRACTED POWER

                This Agreement does not provide transmission services for, or include the delivery of, Contracted Power to Golden Northwest, unless otherwise provided. Golden Northwest shall be responsible for executing one or more wheeling agreements with a transmission supplier for the delivery of Contracted Power (Wheeling Agreement). The Parties agree to take such actions as may be necessary to facilitate the delivery of Contracted Power to Golden Northwest consistent with the terms, notice, and the time limits contained in the Wheeling Agreement.

        (b)     LIABILITY FOR DELIVERY

                Golden Northwest waives any claims against PBL arising under this Agreement for nondelivery of power to any points beyond the applicable Points of Receipt. PBL shall not be liable for any third-party claims related to the delivery of power after it leaves the Points of Receipt. In no event will either Party be liable under this Agreement to the other Party for damage that results from any sudden, unexpected, changed, or abnormal electrical condition occurring in or on any electric system, regardless of ownership. These limitations on liability apply regardless of whether or not this Agreement provides for transfer service.

        (c)     POINTS OF RECEIPT

                PBL shall make Contracted Power available to Golden Northwest under this Agreement at Points of Receipt solely for the purpose of scheduling transmission to points of delivery for service to Golden Northwest's Total Plant Load, unless otherwise provided. Golden Northwest shall schedule, if scheduling is necessary, such Contracted Power solely for use by its Total Plant Load. PBL, for purposes of scheduling transmission for delivery under this Agreement, specified Points of Receipt in a written notice to Golden Northwest prior to August 1, 2000.

                        If required by the Wheeling Agreement when PBL
                designates such Points of Receipt, PBL will provide capacity amounts for transmission under the Wheeling Agreement associated with the initial Points of Receipt that can be accepted as firm Points of Receipt under Golden Northwest's Wheeling Agreement (except in the event that all Points of Receipt on the Federal Columbia River Power System (FCRPS) would be considered nonfirm). The sum of capacity amounts requested by PBL shall not exceed the amount of Contracted Power specified in section 4 of this Agreement. Such Points of


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                Receipt and their capacity amounts may only be changed through mutual agreement. However, at any time PBL may request the use of a nonfirm Point of Receipt to provide Contracted Power to Golden Northwest, but not withstanding section 8(b) above, PBL shall reimburse Golden Northwest for any additional costs or production losses incurred by Golden Northwest due to its compliance with such request.

        (d)     TRANSMISSION LOSSES

                PBL shall provide Golden Northwest the losses between the Points of Receipt and Golden Northwest's distribution facilities for Contracted Power, at no additional charge. Losses will be provided at Points of Receipt as established under section 8(c), and under the terms and conditions as defined in the transmission provider's tariff.

9.      MEASUREMENT

        (a) Amounts Taken are deemed equal to the amount scheduled by Golden Northwest under section 7 of this Agreement or an amount of power as measured at Points of Measurement, as appropriate.

        (b) Golden Northwest shall provide reasonable notice to PBL prior to changing control areas.

10.     BILLING AND PAYMENT

        (a)     BILLING

                PBL shall bill Golden Northwest monthly, consistent with applicable BPA rates, including the GRSPs and the provisions of this Agreement for the Amounts Taken, payments pursuant to section 5, and other services provided to Golden Northwest in the preceding month or months under this Agreement. PBL may send Golden Northwest an estimated bill followed by a final bill. PBL shall send all bills on the bill's issue date either electronically or by mail, at Golden Northwest's option. If electronic transmittal of the entire bill is not practical, PBL shall transmit a summary electronically, and send the entire bill by mail.


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        (b)     PAYMENT

                Payment of all bills, whether estimated or final, must be received by the 20th day after the issue date of the bill (Due
                Date). If the 20th day is a Saturday, Sunday, or Federal holiday, the Due Date is the next business day. If payment has been made on an estimated bill before receipt of a final bill for the same month, Golden Northwest shall pay only the amount by which the final bill exceeds the payment made for the estimated bill. PBL shall provide Golden Northwest the amounts by which an estimated bill exceeds a final bill through either a check or as a credit on the subsequent month's bill. After the Due Date, a late payment charge shall be applied each day to any unpaid balance. The late payment charge is calculated by dividing the Prime Rate as reported in the Money Rates section of Wall Street Journal, plus 4 percent; by 365. The applicable Prime Rate shall be the rate reported on the first day of the month in which payment is received. Golden Northwest shall pay by electronic funds transfer using BPA's established procedures. PBL may terminate this Agreement if Golden Northwest is more than three months behind in paying its bills under this Agreement and Golden Northwest cannot demonstrate an ability to make the payments owed.

        (c)     DISPUTED BILLS

                In case of a billing dispute, Golden Northwest shall note the disputed amount and pay its bill in full by the Due Date. Unpaid bills (including both disputed and undisputed amounts) are subject to late payment charges provided above. If Golden Northwest is entitled to a refund of any portion of the disputed amount, then BPA shall make such refund with simple interest computed from the date of receipt of the disputed payment to the date the refund is made. The daily interest rate used to determine the interest is calculated by dividing the Prime Rate for Large Banks as reported in the Wall Street Journal; by 365. The applicable Prime Rate for Large Banks shall be the rate reported on the first day of the month in which payment is received by BPA.


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11.     NOTICES

        Any notice required under this Agreement shall be in writing and shall be delivered: (a) in person; (b) by a nationally recognized delivery service; or (c) by United States Certified Mail. Notices are effective when received. Either Party may change its address for notices by giving notice of such change consistent with this section

        If to Golden Northwest:                       If to PBL:

        Golden Northwest Aluminum, Inc.               Bonneville Power Administration
        8000 NE Parkway Drive, Suite 300              P.O. Box 3621
        Vancouver, WA  98662-6744                     Portland, OR  97208-3621
        Attn:     Gerald F. Miller                    905 N.E.11th Ave.
                  VP, Energy and Government Affairs   Portland, OR 97232
        Phone:    360-944-9755                        Attn:    Sydney D. Berwager - PT-6
        FAX:      360-944-9930                                 Account Executive
        E-Mail:   goldendaleal@earthlink.net          Phone:   503-230-5657
                                                      FAX:     503-230-3681
                                                      E-Mail:  sdberwager@bpa.gov

12.     COST RECOVERY

        (a) Nothing included in or omitted from this Agreement creates or extinguishes any right or obligation, if any, of BPA to assess against Golden Northwest and Golden Northwest to pay to BPA at any time a cost underrecovery charge pursuant to an applicable transmission rate schedule or otherwise applicable law.

        (b) BPA may adjust the rates for Contracted Power set forth in the applicable power rate schedule during the term of this Agreement only pursuant to the Cost Recovery Adjustment Clause (CRAC) in the 2002 GRSPs.

        (c) Any CRAC will be assessed against the full purchase obligation specified in section 4 of this Agreement, notwithstanding any curtailment by Golden Northwest pursuant to section 5 of this Agreement.

        (d) For as long as Golden Northwest purchases cost-based power from BPA, this Agreement supercedes existing power sales contracts and Golden Northwest will be subject to the same cost underrecovery exposure as BPA's utility customers purchasing Subscription power.


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13.     UNCONTROLLABLE FORCES

        PBL shall not be in breach of its obligation to provide Contracted Power and Golden Northwest shall not be in breach of its obligation to purchase Contracted Power to the extent the failure to fulfill that obligation is due to an Uncontrollable Force. "Uncontrollable Force" means an event beyond the reasonable control of, and without the fault or negligence of, the Party claiming the Uncontrollable Force that impairs that Party's ability to perform its contractual obligations under this Agreement and which, by exercise of that Party's reasonable diligence and foresight, such Party could not be expected to avoid and was unable to avoid. Uncontrollable Forces include, but are not limited to:

        (a) any unplanned curtailment or interruption for any reason of firm transmission used to deliver Contracted Power to Golden Northwest's facilities, including but not limited to unplanned maintenance outages;

        (b) any unplanned curtailment or interruption, failure or imminent failure of Golden Northwest's production or transmission facilities, including but not limited to unplanned maintenance outages;

        (c) any planned transmission or distribution outage that affects either Golden Northwest or PBL which was provided by a third-party transmission or distribution owner, or by a transmission provider, including TBL, that is functionally separated from the generation provider in conformance with Federal Energy Regulatory Commission (FERC) Orders 888 and 889 or its successors;

        (d) strikes or work stoppage, including the threat of imminent strikes or work stoppage;

        (e)     floods, earthquakes, or other natural disasters; and

        (f) orders or injunctions issued by any court having competent subject matter jurisdiction, or any order of an administrative officer which the Party claiming the Uncontrollable Force, after diligent efforts, was unable to have stayed, suspended, or set aside pending review by a court of competent subject matter jurisdiction.

        Neither the unavailability of funds or financing, nor conditions of national or local economies or markets shall be considered an Uncontrollable Force. The economic hardship of either Party shall not constitute an Uncontrollable Force. Nothing contained in this provision shall be construed to require either Party to settle any strike or labor dispute in which it may be involved.

        The Party claiming the Uncontrollable Force shall notify the other Party as soon as practicable of that Party's inability to meet its obligations under this Agreement due to an Uncontrollable Force. The Party claiming the Uncontrollable Force also agrees to notify any control area involved in the scheduling of a transaction which may be curtailed due to an Uncontrollable Force.


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        Both Parties shall be excused from their respective obligations, other than from payment obligations incurred prior to the Uncontrollable Force, without liability to the other, for the duration of the Uncontrollable Force and the period reasonably required for the Party claiming the Uncontrollable Force, using due diligence, to restore its operations to conditions existing prior to the occurrence of the Uncontrollable Force.

14.     GOVERNING LAW AND DISPUTE RESOLUTION

        (a) This Agreement shall be interpreted consistent with and governed by Federal law. Final actions subject to section 9(e) of the Northwest Power Act are not subject to binding arbitration and shall remain within the exclusive jurisdiction of the United States Ninth Circuit Court of Appeals. Any dispute regarding any rights of the Parties under any BPA policy, including the implementation of such policy, shall not be subject to arbitration under this Agreement. Golden Northwest reserves the right to seek judicial resolution of any dispute arising under this Agreement that is not subject to arbitration under this section 14. For purposes of this section 14 BPA policy means any written document adopted by BPA as a final action in a decision record or record of decision that establishes a policy of general application, or makes a determination under an applicable statute. If either Party asserts that a dispute is excluded from arbitration under this section 14, either Party may apply to the Federal court having jurisdiction for an order determining whether such dispute is subject to arbitration under this section 14.

        (b) Any contract dispute or contract issue between the Parties arising out of this Agreement, except for disputes that are excluded through section 14(a) above, shall be subject to binding arbitration. The Parties shall make a good faith effort to resolve such disputes before initiating arbitration proceedings. During arbitration, the Parties shall continue performance under this Agreement pending resolution of the dispute, unless to do so would be impossible or impracticable.


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        (c)     Any arbitration shall take place in Portland, Oregon, unless the
                Parties agree otherwise. The CPR Institute for Dispute Resolution's arbitration procedures for commercial arbitration, Non-Administered Arbitration Rules (CPR Rules), shall be used for each dispute; provided, however, that: (1) the Parties shall have the discovery rights provided in the Federal Rules of Civil Procedure unless the Parties agree otherwise; and (2) for claims of $1 million or more, each arbitration shall be conducted by a panel of three neutral arbitrators. The Parties shall select the arbitrators from a list containing the names of 15 qualified individuals supplied by the CPR Institute for Dispute
                Resolution. If the Parties cannot agree upon three arbitrators on the list within 20 business days, the Parties shall take turns striking names from the list of proposed arbitrators. The Party initiating the arbitration shall take the first strike. This process shall be repeated until three arbitrators remain on the list, and those individuals shall be designated as the arbitrators. For disputes involving less than $1 million, a single neutral arbitrator shall be selected consistent with section 6 of the CPR Rules.

        (d) Except for arbitration awards which declare the rights and duties of the Parties under this Agreement, the payment of monies shall be the exclusive remedy available in any arbitration proceeding. Under no circumstances shall specific performance be an available remedy against BPA. The arbitration award shall be final and binding on both Parties, except that either Party may seek judicial review based upon any of the grounds referred to in the Federal Arbitration Act, 9 U.S.C.
                Section 1-16 (1988). Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof.

        (e) Each Party shall be responsible for its own costs of arbitration, including legal fees. The arbitrators may apportion all other costs of arbitration between the Parties in such manner as they deem reasonable taking into account the circumstances of the case, the conduct of the Parties during the proceeding, and the result of the arbitration.

15.     STATUTORY PROVISIONS

        (a)     PRIORITY OF PACIFIC NORTHWEST CUSTOMERS

                The provisions of sections 9(c) and (d) of the Northwest Power Act and the provisions of P.L. 88-552 as amended by the Northwest Power Act are incorporated into this Agreement by reference. BPA agrees that Golden Northwest, together with other customers in the Region shall have priority to BPA power, consistent with such provisions.

        (b)     PROHIBITION ON RESALE

                Golden Northwest shall not resell Industrial Firm Power except as otherwise permitted by Federal law.


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        (c)     BPA APPROPRIATIONS REFINANCING ACT

                The text of the BPA Refinancing Section of the Omnibus Consolidated Recisions and Appropriations Act of 1996 (The BPA Refinancing Act), P.L. No. 104-134, 110 Stat. 1321, 1350, is
                incorporated in this Agreement as shown in Exhibit D, Additional Products, Services, and Special Provisions.

16.     STANDARD PROVISIONS

        (a)     AMENDMENTS

                No oral or written amendment, rescission, waiver, modification, or other change of this Agreement shall be of any force or effect unless set forth in a written instrument signed by authorized representatives of each Party.

        (b)     ASSIGNMENT

                This Agreement is binding on any successors and assigns of the Parties. BPA may assign this Agreement to another Federal agency to which BPA's statutory duties have been transferred. The consent of BPA is hereby given to an assignment of this Agreement to a successor in interest of Golden Northwest, or any Golden Northwest facility served directly by the PBL, for use at any existing direct service industrial facility served directly by the PBL on the date of the assignment. Neither Party may otherwise transfer or assign this Agreement without the other Party's written consent. Such consent shall not be unreasonably withheld.

        (c)     INFORMATION EXCHANGE AND CONFIDENTIALITY

                The Parties shall provide each other with any information that is reasonably required, and requested by either Party in writing, to operate under and administer this Agreement, including load forecasts for planning purposes, information needed to resolve billing disputes, scheduling, and metering information reasonably necessary to prepare power bills that is not otherwise available to the requesting Party. Such information shall be provided in a timely manner. Information may be exchanged by any means agreed to by the Parties. If such information is subject to a privilege of confidentiality, a confidentiality agreement or statutory restriction under state or Federal law on its disclosure by a Party to this Agreement, then that Party shall endeavor to obtain whatever consents, releases, or agreements are necessary from the person holding the privilege to provide such information while asserting the confidentiality over the information. Information provided to BPA which is subject to a privilege of confidentiality or nondisclosure shall be clearly marked as such and BPA shall not disclose such information without obtaining the consent of the person or Party asserting the privilege, consistent with BPA's obligation under the Freedom of Information Act. BPA may use such information as necessary to provide service or timely bill for service under this Agreement. BPA shall only disclose information received under this provision to BPA employees who need the information for purposes of this Agreement.


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        (d)     ENTIRE AGREEMENT

                This Agreement, including all provisions, exhibits incorporated as part of this Agreement, and documents incorporated by reference, constitutes the entire agreement between the Parties. It supersedes all previous communications, representations, or contracts, either written or oral, which purport to describe or embody the subject matter of this Agreement.

        (e)     EXHIBITS

                The exhibits listed in the table of contents are incorporated into this Agreement by reference. The exhibits may only be revised upon mutual agreement between the Parties unless otherwise specified in the exhibits. The body of this Agreement shall prevail over the exhibits to this Agreement in the event of a conflict.

        (f)     NO THIRD-PARTY BENEFICIARIES

                This Agreement is made and entered into for the sole protection and legal benefit of the Parties, and no other person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with this Agreement.

        (g)     WAIVERS

                Any waiver at any time by either Party to this Agreement of its rights with respect to any default or any other matter arising in connection with this Agreement shall not be considered a waiver with respect to any subsequent default or matter.

        (h)     BPA POLICIES

                Any reference in this Agreement to BPA policies, including without limitation BPA's New Large Single Load Policy and the 5(b)/9(c) Policy, and any revisions thereto, does not constitute agreement by Golden Northwest to such policy, nor shall it be construed to be a waiver of the right of Golden Northwest to seek judicial review of any such policy.

        (i)     SEVERABILITY

                If any term of this Agreement is found to be invalid by a court of competent jurisdiction then such term shall remain in force to the maximum extent permitted by law. All other terms shall remain in force unless that term is determined not to be severable from all other provisions of this Agreement by such court.

        (j)     COMPROMISE APPROACH COVENANT

                Golden Northwest agrees that BPA substantially sustained the Compromise Approach in the Rate Case Final Record of Decision
                (ROD) issued by BPA on May 15, 2000. As a consequence Golden Northwest agrees:

                (1) Golden Northwest will not file suit in any court challenging the sale of power by BPA to any Pacific Northwest investor-owned utility (IOU) to serve the residential and small farm loads of the IOU, or the rate for such sales, for the Fiscal Year (FY) 2002-2006 period, unless such suit is filed: (A) on the 90th day following the date of the final action being challenged; and (B) in response to a suit filed or reasonably expected to be filed by the IOUs or an IOU representative, challenging power sales or rates for service to the DSIs.

                (2) Golden Northwest will not file suit in any court challenging the Compromise Approach, as implemented in BPA's 2002 Wholesale Power Rate Case Final ROD; provided, however, that Golden Northwest may challenge BPA's decision regarding adjustments as provided for in the Compromise Approach.

                (3) Golden Northwest agrees that its failure to comply with any part of this provision will constitute a breach of this Agreement, and that BPA may terminate this Agreement in such case.

        (k)     HOLD HARMLESS

                Each Party assumes all liability for injury or damage to persons or property arising from the act or negligence of its own employees, agents, members of governing bodies, or contractors. Each Party shall indemnify and hold the other Party harmless from any liability arising from such act or negligence.

17.     TERMINATION

        Golden Northwest may terminate this Agreement through a written notice up to 30 days after FERC grants interim approval for BPA's wholesale power rates that are effective October 1, 2001. In addition, Golden Northwest shall have the right to terminate this Agreement if all of the following conditions have been satisfied:

        (a) Any rates adopted in WP-02 Final Rate Proposal, Administrator's Final Record of Decision are remanded to BPA for reconsideration by FERC or the Ninth Circuit Court of Appeals.

        (b) As a result of the remand, the Administrator publishes a subsequent Final Record of Decision which, if confirmed, would result in Golden Northwest being subject to a higher average effective power rate for the period beginning the first day of the billing period immediately following the effective date of new rates contained in the subsequent Final Record of Decision and ending on September 30, 2006.

        (c) Golden Northwest has provided written notice to BPA of its intent to terminate this Agreement within 30 days of publication of the subsequent Final Record of Decision.

        Termination shall be effective at the start of the second billing period following the termination notice.

18.     GOOD CORPORATE CITIZENSHIP CLAUSE

        (a) BPA is directed by statute to market Federal power in the Northwest first to public bodies and cooperatives, then to investor-owned utilities, and then, at the Administrator's discretion, to direct-service industries. Under this Agreement, Golden Northwest shall comply with the requirements of applicable Federal, State, and local laws and regulations (including DOE regulations). Golden Northwest freely agrees that the Administrator enters into this Agreement with a direct-service industrial customer only with the express qualification that during the term of this Agreement, Golden Northwest shall remain in compliance as determined by the Administrator, in his or her sole discretion, with all applicable federal, state, and local laws, and all regulations and orders implementing such laws, whether civil or criminal, as a condition of Golden Northwest's right to receive power under this Agreement. Golden Northwest acknowledges BPA's obligations and policies pursuant to such applicable laws, and that Golden Northwest will act in good faith as it relates to such laws and policies.

        (b) In the event that the Administrator determines, in his or her sole discretion:

                (1) that Golden Northwest is using power provided by the BPA for the furtherance of an enterprise that is not in compliance with all applicable federal, state, and local laws, and all regulations and orders implementing such laws, whether civil or criminal; and

                (2) that such non-compliance, when considered in light of the mission, goals, policies, and interests of the BPA:
                        (i) is egregious or persistent; and (ii) warrants the temporary or permanent curtailment by BPA of the sale of some or all of the power available under this Agreement or any subsequent agreement with Golden Northwest;

                then Golden Northwest agrees that the Administrator, in his or her sole discretion, may temporarily or permanently curtail the sale of some or all of the power available under this Agreement or any future power agreement between Golden Northwest and BPA.

        (c) The curtailment of power in paragraph (b) above will continue until the Administrator determines, in his or her sole discretion, that Golden Northwest is in compliance with all applicable federal, state, and local laws, and all regulations and orders implementing such laws, whether civil or criminal.

        (d) The determinations of the Administrator referred to in paragraphs (b) and (c) above shall only be made with the consent of the Secretary of Energy, and after providing notice to Golden Northwest. In making such determinations, the Administrator shall consider any relevant information that may be obtained from Golden Northwest, federal or state agencies or courts, or any other entity. The Administrator shall promptly notify Golden Northwest before any such determination becomes final.

19.     SIGNATURES

        The signatories represent that they are authorized to enter into this Agreement on behalf of the Party for whom they sign.

GOLDEN NORTHWEST ALUMINUM, INC.            UNITED STATES OF AMERICA
                                           Department of Energy
                                           Bonneville Power Administration

By      /S/ BRETT WILCOX                   By   /S/ SYDNEY D. BERWAGER
   ---------------------------------          ----------------------------------
Name  BRETT WILCOX                         Name  SYDNEY D. BERWAGER
     -------------------------------            --------------------------------
           (Print/Type)                                 (Print/Type)
Title  CEO
     -------------------------------
Date  10/30/00                             Date  10/31/2000
     -------------------------------            --------------------------------

                                    EXHIBIT A
                                RATE COMMITMENTS

1.      REVISIONS TO INDUSTRIAL FIRM POWER RATES

        BPA agrees that the IP-02 rates available to Golden Northwest consistent with this exhibit shall not be subject to revision during the term of this Agreement, except for the application of a Cost Recovery Adjustment Clause as provided in the IP-02 rates schedules and GRSPs and this Agreement.

2.      SPECIAL IP LOAD TREATMENT

        ENVIRONMENTALLY PREFERRED POWER

        Golden Northwest may request Environmentally Preferred Power. If available, the Parties shall amend this Agreement to include necessary provisions as mutually agreed.

3.      REVISIONS

        If this exhibit is inconsistent with BPA's 2002 Industrial Firm Power Rate Schedule as finally approved by FERC, the Parties shall make a good faith effort to amend this exhibit so that it is consistent.



                                     1 of 1

                                    EXHIBIT B
                                     BILLING

1.      INDUSTRIAL FIRM POWER ENTITLEMENTS

        (a) The MW amount shown in section 4 of the body of this Agreement multiplied by: (1) the number of HLH; and (2) the number of LLH in the applicable month establishes Golden Northwest's HLH and LLH Energy Entitlements.

        (b) The MW amount shown in section 4 of the body of this Agreement establishes Golden Northwest's Demand Entitlement.

2.      UNAUTHORIZED INCREASE CHARGE

        Amounts Taken from PBL in excess of Contracted Power shall be subject to the Unauthorized Increase Charge for demand and energy consistent with the applicable BPA Wholesale Power Rate Schedules and GRSPs, unless such power is provided under another contract with PBL. Power that has been provided for energy imbalance service pursuant to an agreement between TBL and Golden Northwest will not be subject to an Unauthorized Increase Charge for Demand and Energy under this Agreement.

3.      CONSERVATION AND RENEWABLES DISCOUNT

        Subject to the terms specified in BPA's applicable Wholesale Power Rate Schedules, including GRSPs, BPA shall apply the Conservation and Renewables Discount to Golden Northwest's Contracted Power as established in section 4 of the body of this Agreement unless Golden Northwest has notified PBL before August 2001 that it will not participate in the Conservation and Renewables Discount. For purposes of establishing power amounts eligible for this discount, Golden Northwest shall provide PBL either: (a) a reasonable forecast of such firm power amounts through Contract Year 2006; or (b) notice Golden Northwest chooses not to have the Conservation and Renewables Discount applied to its Contracted Power by no later than August 1, 2001.

        If during any Contract Year, Golden Northwest has significant load loss or gain, the Parties may, by no later than August 31 prior to the succeeding Contract Year, revise the forecast used to calculate the Conservation and Renewables Discount. If the revised forecast is less than 95 percent of, or greater than 105 percent of, the forecast used to calculate the existing Conservation and Renewables Discount, the revised forecast shall be used to recalculate the Conservation and Renewables Discount for the succeeding Contract Years.

        To retain the full amount of the Conservation and Renewables Discount Golden Northwest shall satisfy all obligations associated with the Conservation and Renewables Discount as specified in BPA's applicable Wholesale Power Rate Schedules, including GRSPs and the Conservation and Renewables Discount implementation manual. Golden Northwest shall reimburse BPA for any amount it received but for which it did not satisfy such obligations.


                                     1 of 2

4.      REVISIONS

        If this exhibit is inconsistent with BPA's 2002 Industrial Firm Power Rate Schedule as finally approved by FERC, the Parties shall make a good faith effort to amend this exhibit so that it is consistent.


                                     2 of 2

                                    EXHIBIT C

                                   POWER RATE

A.      DEMAND RATE

1.      FLAT RATE DEMAND FOR FY 2002 THROUGH 2006

1.1     APPLICABILITY

                These rates apply to eligible customers purchasing power.

1.2     RATE TABLE

               ----------------------------------------------------------
                    APPLICABLE MONTHS                   RATE
               ----------------------------------------------------------
               January                               $2.16/kW-mo
               February                              $2.03/kW-mo
               March                                 $1.82/kW-mo
               April                                 $1.45/kW-mo
               May                                   $1.43/kW-mo
               June                                  $1.79/kW-mo
               July                                  $2.31/kW-mo
               August                                $2.31/kW-mo
               September                             $2.31/kW-mo
               October                               $1.76/kW-mo
               November                              $2.31/kW-mo
               December                              $2.31/kW-mo
               ----------------------------------------------------------


                                     1 of 2

B.      ENERGY RATE FOR IPTAC (A) PRODUCT

1.      MONTHLY ENERGY RATES FOR FY 2002 THROUGH FY 2006

1.1     APPLICABILITY

                These rates apply to eligible customers purchasing power.

1.2     RATE TABLE

        ------------------------------------------------------------------------
                                            HLH                     LLH
             APPLICABLE MONTHS              RATE                    RATE
        ------------------------------------------------------------------------
        January                       23.88 mills/kWh         17.90 mills/kWh
        February                      22.33 mills/kWh         16.90 mills/kWh
        March                         20.59 mills/kWh         15.18 mills/kWh
        April                         16.94 mills/kWh         12.57 mills/kWh
        May                           16.88 mills/kWh         11.00 mills/kWh
        June                          20.20 mills/kWh         12.55 mills/kWh
        July                          25.38 mills/kWh         18.45 mills/kWh
        August                         35.78mills/kWh         21.68 mills/kWh
        September                     26.70 mills/kWh         22.55 mills/kWh
        October                       20.03 mills/kWh         15.52 mills/kWh
        November                      25.76 mills/kWh         21.47 mills/kWh
        December                      26.41 mills/kWh         21.13 mills/kWh
        ------------------------------------------------------------------------

         Rates in Rate Table includes the IPTAC (A) (2.02 mills) adder.


                                     2 of 2

                                    EXHIBIT D

                    ADDITIONAL PRODUCTS, SERVICES, AND SPECIAL PROVISIONS

1.      ADDITIONAL PRODUCTS, SERVICES, AND SPECIAL PROVISIONS

        BPA APPROPRIATIONS REFINANCING ACT

        In accordance with section 15(c) of the body of this Agreement the following is included in this Agreement.

                 BONNEVILLE POWER ADMINISTRATION REFINANCING SECTION
        OF THE OMNIBUS CONSOLIDATED RECISSIONS AND APPROPRIATIONS ACT OF 1996

                          16 UNITED STATES CODE Chapter 12G
                     Act of April 26, 1996, 110 Stat. 1321, 1350
                     Public Law No. 104-134, H.R. 3019 (S. 1594)

                838L. BONNEVILLE POWER ADMINISTRATION REFINANCING

                838L(a). DEFINITIONS
                For the purposes of this section--

                838L(a)(1). "Administrator" means the Administrator of the Bonneville Power Administration;

                838L(a)(2). "capital investment" means a capitalized cost funded by Federal appropriations that--

                838L(a)(2)(A). is for a project, facility, or separable unit or feature of a project or facility;

                838L(a)(2)(B). is a cost for which the Administrator is required by law to establish rates to repay to the United States Treasury through the sale of electric power, transmission, or other services;

                838L(a)(2)(C). excludes a Federal irrigation investment; and

                838L(a)(2)(D). excludes an investment financed by the current revenues of the Administrator or by bonds issued and sold, or authorized to be issued and sold, by the Administrator under section 838k of this title;

                838L(a)(3). "new capital investment" means a capital investment for a project, facility, or separable unit or feature of a project or facility, placed in service after September 30, 1996;


                                     1 of 6

                838L(a)(4). "old capital investment" means a capital investment the capitalized cost of which--

                838L(a)(4)(A). was incurred, but not repaid, before October 1, 1996, and

                838L(a)(4)(B). was for a project, facility, or separable unit or feature of a project or facility, placed in service before October 1, 1996;

                838L(a)(5). "repayment date" means the end of the period within which the Administrator's rates are to assure the repayment of the principal amount of a capital investment; and

                838L(a)(6). "Treasury rate" means--

                838L(a)(6)(A). for an old capital investment, a rate determined by the Secretary of the Treasury, taking into consideration prevailing market yields, during the month preceding October 1, 1996, on outstanding interest-bearing obligations of the United States with periods to maturity comparable to the period between October 1, 1996, and the repayment date for the old capital investment; and

                838L(a)(6)(B). for a new capital investment, a rate determined by the Secretary of the Treasury, taking into consideration prevailing market yields, during the month preceding the beginning of the fiscal year in which the related project, facility, or separable unit or feature is placed in service, on outstanding interest-bearing obligations of the United States with periods to maturity comparable to the period between the beginning of the fiscal year and the repayment date for the new capital investment.

        [P.L. 104-134, Title III, Section 3201, 110 Stat. 1321-350.]

                838L(b). NEW PRINCIPAL AMOUNTS

                838L(b)(1). PRINCIPLE AMOUNT

                Effective October 1, 1996, an old capital investment has a new principal amount that is the sum of--

                838L(b)(1)(A). the present value of the old payment amounts for the old capital investment, calculated using a discount rate equal to the Treasury rate for the old capital investment; and

                838L(b)(1)(B). an amount equal to $ 100,000,000 multiplied by a fraction whose numerator is the principal amount of the old payment amounts for the old capital investment and whose denominator is the sum of the principal amounts of the old payment amounts for all old capital investments.


                                     2 of 6

                838L(b)(2). DETERMINATION

                With the approval of the Secretary of the Treasury based solely on consistency with this section, the Administrator shall determine the new principal amounts under subsection (b) and the assignment of interest rates to the new principal amounts under subsection (c).

                838L(b)(3). OLD PAYMENT AMOUNTS

                For the purposes of this subsection, "old payment amounts" means, for an old capital investment, the annual interest and principal that the Administrator would have paid to the United States Treasury from October 1, 1996, if this section had not been enacted, assuming that--

                838L(b)(3)(A). the principal were repaid--

                838L(b)(3)(A)(i). on the repayment date the Administrator assigned before October 1, 1994, to the old capital investment, or

                838L(b)(3)(A)(ii). with respect to an old capital investment for which the Administrator has not assigned a repayment date before October 1, 1994, on a repayment date the Administrator shall assign to the old capital investment in accordance with paragraph 10(d)(1) of the version of Department of Energy Order RA 6120.2 in effect on October 1, 1994; and

                838L(b)(3)(B). interest were paid--

                838L(b)(3)(B)(i). at the interest rate the Administrator assigned before October 1, 1994, to the old capital investment, or

                838L(b)(3)(B)(ii). with respect to an old capital investment for which the Administrator has not assigned an interest rate before October 1, 1994, at a rate determined by the Secretary of the Treasury, taking into consideration prevailing market yields, during the month preceding the beginning of the fiscal year in which the related project, facility, or separable unit or feature is placed in service, on outstanding interest-bearing obligations of the United States with periods to maturity comparable to the period between the beginning of the fiscal year and the repayment date for the old capital investment.

        [P.L. 104-134, Title III, Section 3201, 110 Stat. 1321-350.]

                838L(c). INTEREST RATE FOR NEW PRINCIPLE AMOUNTS

                As of October 1, 1996, the unpaid balance on the new principal amount established for an old capital investment under subsection (b) bears interest annually at the Treasury rate for the old capital investment until the earlier of the date that the new principal amount is repaid or the repayment date for the new principal amount.

        [P.L. 104-134, Title III, Section 3201, 110 Stat. 1321-350.]


                                     3 of 6

                838L(d). REPAYMENT DATES

                As of October 1, 1996, the repayment date for the new principal amount established for an old capital investment under subsection (b) is no earlier than the repayment date for the old capital investment assumed in subsection (b)(3)(A). [P.L. 104-134, Title III, Section 3201, 110 Stat. 1321-350.]

                838L(e). PREPAYMENT LIMITATIONS

                During the period October 1, 1996, through September 30, 2001, the total new principal amounts of old capital investments, as established under subsection (b), that the Administrator may pay before their respective repayment dates shall not exceed $100,000,000.

        [P.L. 104-134, Title III, Section 3201, 110 Stat. 1321-350.]

                838L(f). INTEREST RATES FOR NEW CAPITAL INVESTMENTS DURING CONSTRUCTION

                838L(f)(1). NEW CAPITAL INVESTMENT

                The principal amount of a new capital investment includes interest in each fiscal year of construction of the related project, facility, or separable unit or feature at a rate equal to the one year rate for the fiscal year on the sum of--

                838L(f)(1)(A). construction expenditures that were made from the date construction commenced through the end of the fiscal year, and

                838L(f)(1)(B). accrued interest during construction.

                838L(f)(2). PAYMENT

                The Administrator is not required to pay, during construction of the project, facility, or separable unit or feature, the interest calculated, accrued, and capitalized under subsection (f)(1).

                838L(f)(3). ONE-YEAR RATE

                For the purposes of this section, "one year rate" for a fiscal year means a rate determined by the Secretary of the Treasury, taking into consideration prevailing market yields, during the month preceding the beginning of the fiscal year, on outstanding interest-bearing obligations of the United States with periods to maturity of approximately one year.

                838L(g). INTEREST RATES FOR NEW CAPITAL INVESTMENTS

                The unpaid balance on the principal amount of a new capital investment bears interest at the Treasury rate for the new capital investment from the date the related project, facility, or separable unit or feature is placed in service until the earlier of the date the new capital investment is repaid or the repayment date for the new capital investment.

        [P.L. 104-134, Title III, Section 3201, 110 Stat. 1321-350.]


                                     4 of 6

                838L(h). OMITTED

                838L(i). CONTRACT PROVISIONS

                In each contract of the Administrator that provides for the Administrator to sell electric power, transmission, or related services, and that is in effect after September 30, 1996, the Administrator shall offer to include, or as the case may be, shall offer to amend to include, provisions specifying that after September 30, 1996--

                838L(i)(1). the Administrator shall establish rates and charges on the basis that--

                838L(i)(1)(A). the principal amount of an old capital investment shall be no greater than the new principal amount established under subsection (b);

                838L(i)(1)(B). the interest rate applicable to the unpaid balance of the new principal amount of an old capital investment shall be no greater than the interest rate established under subsection (c);

                838L(i)(1)(C). any payment of principal of an old capital investment shall reduce the outstanding principal balance of the old capital investment in the amount of the payment at the time the payment is tendered; and

                838L(i)(1)(D). any payment of interest on the unpaid balance of the new principal amount of an old capital investment shall be a credit against the appropriate interest account in the amount of the payment at the time the payment is tendered;

                838L(i)(2). apart from charges necessary to repay the new principal amount of an old capital investment as established under subsection (b) and to pay the interest on the principal amount under subsection (c), no amount may be charged for return to the United States Treasury as repayment for or return on an old capital investment, whether by way of rate, rent, lease payment, assessment, user charge, or any other fee;

                838L(i)(3). amounts provided under section 1304 of title 31, United States Code, shall be available to pay, and shall be the sole source for payment of, a judgment against or settlement by the Administrator or the United States on a claim for a breach of the contract provisions required by this Part; and

                838L(i)(4). the contract provisions specified in this Part do not--

                838L(i)(4)(A). preclude the Administrator from recovering, through rates or other means, any tax that is generally imposed on electric utilities in the United States, or


                                     5 of 6

                838L(i)(4)(B). affect the Administrator's authority under applicable law, including section 7(g) of the Pacific Northwest Electric Power Planning and Conservation Act (16 U.S.C. Section 839e(g)), to--

                838L(i)(4)(B)(i). allocate costs and benefits, including but not limited to fish and wildlife costs, to rates or resources, or

                838L(i)(4)(B)(ii). design rates.

        [P.L. 104-134, Title III, Section 3201, 110 Stat. 1321-350.]

                838L(j). SAVINGS PROVISIONS

                838L(j)(1). REPAYMENT

                This subchapter does not affect the obligation of the Administrator to repay the principal associated with each capital investment, and to pay interest on the principal, only from the "Administrator's net proceeds," as defined in section 838k(b) of this title.

                838L(j)(2). PAYMENT OF CAPITAL INVESTMENT

                Except as provided in subsection (e), this section does not affect the authority of the Administrator to pay all or a portion of the principal amount associated with a capital investment before the repayment date for the principal amount.

        [P.L. 104-134, Title III, Section 3201, 110 Stat. 1321-350.]
[End BPA Appropriations Refinancing Act.]

2.      REVISIONS

        This exhibit shall be revised by mutual agreement of the Parties to reflect additional products Golden Northwest purchases during the term of this Agreement.


                                     6 of 6

                                    EXHIBIT E
                                   SCHEDULING

1.      PURPOSE OF THIS EXHIBIT

        The purpose of this exhibit is to identify power scheduling requirements and coordination procedures necessary for the delivery of electric power and energy sold under this Agreement. All provisions apply to Purchasing-Selling Entities (PSEs), including their authorized scheduling agent. Transmission scheduling arrangements are handled under separate agreements/provisions with the designated transmission provider. Nothing in this exhibit is intended to relieve the Parties of any obligation they may have under North American Electric Reliability Council (NERC) or Western Systems Coordinating Council (WSCC) policy, procedure, or guideline.

2.      COORDINATION: GENERAL, PRESCHEDULE, REAL-TIME, AND AFTER-THE-FACT
        REQUIREMENTS

        (a)     GENERAL REQUIREMENTS

                (1) The Parties may revise and replace this exhibit by mutual agreement. BPA shall also have the right to revise and replace this exhibit under the following circumstances after providing an opportunity for all affected Parties to discuss and comment on any proposed changes: (1) to comply with rules or orders issued by FERC, NERC, or WSCC; or (2) to implement changes reasonably consistent with standard industry practice, but necessary for BPA to administer it's power scheduling function.

                (2) PSEs shall have staff available 24 hours a day for each day an active transaction or preschedule is in effect. PSE's must be prepared to verify transactions on an hourly basis if necessary.

                (3) PSEs shall complete the prescheduling and check out processes, and to verify Transactions and associated totals, per NERC tag, and BPA contract.

                (4) Inability to verify Transactions may result in schedule rejection or curtailment.

                (5)     PSEs shall verify Transactions and totals after-the-fact
                        (ATF) per both parties' ATF processes.

                (6) BPA is not obligated to accept Transactions that do not comply with the scheduling requirements in this exhibit or the contract.

                                     1 of 4

                (7) Should a PSE attempt to preschedule a Transaction for power for which that PSE has an obligation to provide transmission and fails to properly reserve the transmission necessary to complete the Transaction, the PSE will not be excused from its payment obligation, if any, under this Agreement.

                (8) All Transactions shall be stated in the time zone specified by WSCC and shall be in "hour-ending" format.

                (9) All Schedules, except Dynamic Schedules, will be implemented on an hourly basis using the standard ramp as specified by WSCC procedures.

                (10) Any power that is allowed to be resold at wholesale under this Agreement may only be resold if all characteristics of the product (e.g., Point of Receipt, shape, hours) are maintained in the resale.

                (11) Changes to telephone or fax numbers of key personnel (for Prescheduling, Real-Time, Control Area, or Scheduling Agents, etc.) must be submitted to BPA.

        (b)     PRESCHEDULING REQUIREMENTS

                (1)     INFORMATION REQUIRED FOR ANY PRESCHEDULE

                        (A) Unless otherwise mutually agreed, all Transactions will be submitted according to NERC instructions for E-tagging, as modified by WSCC.

                        (B) When completing the NERC E-Tag insert the applicable BPA Contract number(s) in the "reference" column of the miscellaneous section of the tag.

                        (C) Transactions going to or from California-Oregon Border (COB) must be identified as using Malin or Captain Jack, or COB Hub.

                (2)     PRESCHEDULE COORDINATION

                        (A) Final hourly preschedules (verbal submission of E-tag information) must be submitted for the next day(s) by 1000 of each workday, unless otherwise agreed.

                        (B) Typically, preschedules are for one to three days by mutual agreement of the parties, final preschedules may be requested for longer time periods to accommodate special scheduling requirements.


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                        (C)     Under certain operating conditions, either party
                                may require submission of estimated daily preschedules for an ensuing period up to 10 days in length, prior to the final preschedule.

        (c)     REAL-TIME REQUIREMENTS

                (1) PSEs may not make Real-Time changes to the scheduled amounts, including transmission arrangements unless such changes are allowed under individual contract provisions or by mutual agreement.

                (2) If Real-Time changes to the Schedule become necessary, and are allowable as described in section 2(c)(1) above, PSEs must submit such request no later than 30 minutes prior to the hour for which the Schedule change becomes effective.

                (3) Multihour changes to the Schedule shall specify each hour to be changed and shall not be stated as "until further notice."

                (4) Emergency scheduling and notification procedures (including mid-hour changes) will be handled in accordance with NERC and WSCC procedures.

        (d)     AFTER-THE-FACT RECONCILIATION REQUIREMENTS

                PSEs agree to reconcile all Transactions, Schedules and accounts at the end of each month (as early as possible within the first 10 calendar days of the next month). The parties will verify all Transactions per BPA contract, as to product or type of service, hourly amounts, daily and monthly totals, and related charges.

3.      DEFINITIONS AND ACRONYMS

        Capitalized terms in this Exhibit shall have the meanings defined below, in context, or as used elsewhere in this Agreement.

        (a) CONTROL AREA: An electrical system bounded by interconnection (tie-line) metering and telemetry. It controls generation directly to maintain its interchange schedule with other control areas and contributes to frequency regulation of the interconnection.

        (b) HOUR ENDING: Designation for one hour periods of time based upon the time which the period ends. For example: the one hour period between 1300 and 1400 is referred to as Hour Ending 1400.



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        (c)     PRESCHEDULING: The process (electronic, oral, and written) of establishing and verifying with all scheduling parties, advance hourly Transactions through the following Workday(s). Preschedules apply to the following day or days (if the following day or days are not Workday(s).

        (d) PURCHASING-SELLING ENTITY (PSE): (NERC defined term). An entity that is eligible to purchase or sell energy or capacity and reserve transmission services.

        (e) REAL-TIME: The hourly or minute-to-minute operation and scheduling of a power system as opposed to those operations which are prescheduled a day or more in advance.

        (f) SCHEDULE: The planned Transaction approved and accepted by all PSEs and Control Areas involved in the Transaction.

        (g) TRANSACTION: An agreement arranged by a PSE to transfer energy from a seller to a buyer.

        (h) WORKDAY: Any day BPA, other regional utilities, and PSEs observe as a working day.


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